FOR IMMEDIATE RELEASE

FINANCIAL CONTACT:

Chris Sammons (225) 932-2546

MEDIA CONTACT:

Sean Clancy (225) 987-7129

SHAW REPORTS STATUS OF FINANCIAL REPORTING

•	Shaw expects to file its restated first quarter fiscal 2007 Form 10-Q/A and second quarter fiscal 2007 Form 10-Q by July 31, 2007.

•	Shaw expects to file its third quarter fiscal 2007 Form 10-Q by August 15, 2007.

•	Shaw to hold a conference call to discuss the status of financial reporting, Thursday, July 12, 2007, at 9:00 a. m. EDT. The call will be accessible via Shaw’s website at www.shawgrp.com.

•	$13.3 billion backlog at May 31, 2007 sets new backlog record.

•	Estimated third quarter fiscal 2007 operating cash flow of $133 million brings fiscal year-to-date operating cash flow to nearly $300 million.

Baton Rouge, Louisiana, July 11, 2007 — The Shaw Group Inc. (NYSE: SGR) today announced its plans to file its first quarter fiscal 2007 amended Quarterly Report on Form 10-Q/A for the three months ended November 30, 2006 and its second quarter fiscal 2007 Form 10-Q for the three months ended February 28, 2007 by July 31, 2007. Shaw expects its restated first quarter fiscal 2007 results to be a loss of approximately $23.8 million after taxes or $0.30 per diluted share, compared to the previously reported loss of $20.3 million after taxes or $0.26 per diluted share.  The restated loss includes additional charges of approximately $6.5 million, $3.5 million after taxes, for the increase in estimated costs of a domestic chemicals industry project, slightly below the previously estimated range.

For second quarter fiscal 2007, Shaw estimates its financial results to be a net loss of $74 million after taxes or $0.93 per diluted share. The results primarily consisted of net charges of approximately $16 million after taxes for Shaw’s investment in Westinghouse segment; charges of approximately $24 million after taxes for the impairment of and charges related to Shaw’s investment in certain military housing privatization projects; plus a $10 million accrual for possible additional tax liabilities.

Second quarter results also included charges totaling approximately $21 million after taxes for the settlement of claims with owners and vendors and final estimates of revenues and costs for two major domestic EPC projects, which resolves most major outstanding claims at May 31, 2007. The balance of charges for the quarter were related to a number of increased cost accruals on projects, adjustments to revenue estimates, goodwill impairments, reversal of certain incentive fees, valuations of other assets, and other items.

Revenues for the second quarter were approximately $1.2 billion and approximately $2.5 billion for the six months ended February 28, 2007. Operating cash flow for the second quarter was approximately $23 million and for the six month period was approximately $154 million. Backlog at February 28, 2007 was approximately $11.3 billion.

Shaw also reported that it expects to complete preparation of its third quarter fiscal 2007 financial results and file its third quarter Form 10-Q for the three months ended May 31, 2007 by August 15, 2007. Shaw estimates its third quarter fiscal 2007 net income to be within a range of $0.30 to $0.35 per diluted share, which includes losses of approximately $4 million after taxes or $0.05 per share for Shaw’s investment in Westinghouse segment.  These estimates include an assumed effective tax rate of approximately 40% and a preliminary estimate for the value of the embedded derivative component of the put option for Shaw’s investment in Westinghouse.

Shaw’s backlog for the quarter ending May 31, 2007 was approximately $13.3 billion, another record backlog for Shaw, reflecting continued strength in the power generation and chemicals markets.  Estimated revenues were $1.6 billion for third quarter fiscal 2007. Operating cash flow for the third quarter is expected to be approximately $133 million, bringing operating cash flow for the nine months ended May 31, 2007 to nearly $300 million.

Dirk J. Wild, senior vice president, chief accounting officer and interim chief financial officer of Shaw, said, “Although it is taking longer than we had anticipated to get our financial reporting filings up-to-date, we continue to be committed to providing fully transparent, timely and accurate financial information, and we are working diligently to file the quarterly reports for fiscal 2007 as soon as possible.”

J.M. Bernhard, Jr., chairman, president, and chief executive officer of Shaw, said, “As we continue to experience unprecedented growth, we are all working extremely hard to improve our financial reporting processes. We believe we have taken appropriate steps to address concerns regarding our project estimating process and remedial actions are underway. As for the second quarter, while the results are disappointing, the loss reflects the resolution of a number of open matters, which will allow us to focus our attention on the historic amount of work we see ahead.”

Mr. Bernhard continued, “Significant projects recently booked by our power and chemicals groups have resulted in another record backlog of $13.3 billion for the quarter ending May 31, 2007. We continued to have strong cash collections in the third quarter, and now have nearly $300 million in operating cash flow for the nine-month period. With the continued strength in our core markets, we look forward to reporting improved operating results in the future.”

Shaw also reported that it expects to obtain appropriate waivers under its bank credit agreement with respect to covenants related to the delinquent SEC filings.

Shaw has not completed its final review or final financial statements and SEC filings have not been made as of this date for the first, second and third quarters of fiscal 2007. Accordingly, all of the amounts set forth in this press release are estimates and are not final until Shaw files its financial statements with the SEC. While Shaw believes that the financial information contained herein represents reasonable estimates based on the financial information currently available to it, all amounts are preliminary and are subject to change. Any such changes may be material. Please refer to the “safe harbor” statement at the end of this press release with respect to Shaw’s estimates and expectations.

Shaw will host a conference call to discuss the status of its financial reporting and the matters discussed in this press release tomorrow, Thursday, July 12, at 9:00 a.m. Eastern Time (8:00 a.m. Central Time). The call will be hosted by Mr. J.M. Bernhard, Jr., chairman, president and chief executive officer and Mr. Dirk J. Wild, senior vice president and interim chief financial officer. A live audio webcast of the conference call will be available on the Investor Relations page of Shaw’s web site at www.shawgrp.com. A replay of the call will be available via the Company’s website approximately one hour after the call has been completed. You may also access a replay by dialing (800) 633-8284 and using the confirmation number: 2133-4392.

The Shaw Group Inc. is a leading global provider of technology, engineering, procurement, construction, maintenance, fabrication, manufacturing, consulting, remediation, and facilities management services for government and private sector clients in the energy, chemical, environmental, infrastructure, and emergency response markets. A Fortune 500 company with nearly $5 billion in annual revenues, Shaw is headquartered in Baton Rouge, Louisiana and employs approximately 25,000 people at its offices and operations in North America, South America, Europe, the Middle East and the Asia-Pacific region. For further information, please visit Shaw’s website at www.shawgrp.com

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans,” or other similar expressions) and statements related to revenues, earnings, backlog, or other financial information or results are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company.  There can be no assurance that future developments affecting the Company will be those anticipated by the Company.  These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors.  Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q reports, and on the Company’s web-site under the heading “Forward-Looking Statements”.  These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw.  For more information on the company and announcements it makes from time to time on a regional basis visit our web site at www.shawgrp.com.

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